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                                                                    EXHIBIT 23.2

                          Independent Auditors' Consent



The Board of Managers
The Provident Bank:

We consent to the use of our report dated March 20, 2002, with respect to the consolidated statements of condition of The Provident Bank and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2001, included herein and to the reference to our firm under the headings "Legal And Tax Matters," "Federal and State Tax Consequences of the Conversion" and "Experts" in the prospectus.

We consent to the use of our report dated September 6, 2002, with respect to the statements of net assets available for benefits of The Provident Bank Employee Savings Incentive Plan as of December 30, 2001 and 2000, and the related statements of changes in net assets available for benefits for the year ended December 30, 2001 and for the period January 1, 2000 to December 30, 2000, and the supplemental schedule of assets held for investment purposes at end of year as of December 30, 2001, included herein.



                                  /s/KPMG LLP


Short Hills, New Jersey
November 7, 2002